EXHIBIT 99.1



        Bion Environmental Technologies, Inc. Hires Bart Chilton as
                         Senior Vice President

     NEW YORK, May 15 /PRNewswire/ -- Bion Environmental Technologies, Inc. (Bion, a publicly-traded company,) (OTC Bulletin Board: BION) a leader in innovative agricultural environmental systems is pleased to announce that Bart Chilton, a 16-year veteran Capitol Hill and Administration staffer, and most recently the former Deputy Chief of Staff & Senior Policy Director for the U.S. Department of Agriculture (USDA) will join the company as Senior Vice President.

     At USDA, Chilton reported directly to the U.S. Secretary of Agriculture on policy and politics, and assisted in management and oversight of 35 USDA agencies with a workforce of 110,000 employees and a $70 billion annual budget. Last year, Chilton headed up USDA and the Forest Services' efforts in addressing the worst fire season in 50 year.

     "We are pleased to add Bart's significant Washington experience to our senior management team," said David Mitchell, Bion's CEO. "His agriculture, rural development and conservation experience will be a tremendous asset to Bion as we move forward."

     Prior to his last position, Chilton served as the Senior Policy Director for Rural Development at USDA for four years, preceded by ten years on Capitol Hill as a Legislative Director for three Members of Congress: Reps. Earl Pomeroy (ND), Jill Long (IN) and Jim Jontz (IN).

     Chilton will be working on Bion's federal, state and local government relations as well as various management and marketing matters. Bion Environmental Technologies, designs and operates biological treatment systems that eliminate the odors and nutrient leaching from waste produced on hog and dairy farms. The systems, which can be monitored from remote locations, convert the waste into BionSoil, a nutrient-rich, soil enhancement or fertilizer material. With offices in New York, Colorado, North Carolina and Florida, the company currently operates systems for Smithfield Foods, Inc., and Conti Group Companies, as well as many individual clients. Inquires may be directed to David Mitchell at 212-486-4444.

     This material includes forward-looking statements based on management's current reasonable business expectations. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. The material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the company's future expectations.